CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 22, 2016, relating to the financial statements and financial highlights of Gavekal Knowledge Leaders Emerging Markets ETF and Gavekal Knowledge Leaders Developed World ETF, each a series of Exchange Listed Funds Trust, for the period July 7, 2015 (commencement of operations) through April 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 25, 2016